UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Docket No.     11-021-B-HC
11-021-B-SM
11-021-B-DEO

In the Matter of SUNTRUST BANKS, INC. Atlanta, Georgia SUNTRUST BANK Atlanta, Georgia and SUNTRUST MORTGAGE, INC. Richmond, Virginia

AMENDMENT OF CONSENT ORDER

WHEREAS, on April 13, 2011, SunTrust Banks, Inc., Atlanta, Georgia (“SunTrust”), SunTrust Bank, Atlanta, Georgia (the “Bank”), and SunTrust Mortgage, Inc., Richmond,Virginia (“SunTrust Mortgage”) consented to the issuance of a Consent Order (the “2011 Consent Order”), in recognition of the common goal of the Board of Governors of the Federal Reserve System (the “Board of Governors”), the Federal Reserve Bank of Atlanta (the “Reserve Bank”), SunTrust and its direct and indirect subsidiaries that engaged in the business of servicing residential mortgage loans, including the Bank and its direct and indirect subsidiaries, including SunTrust Mortgage, to ensure that the consolidated organization operates in a safe and sound manner and in compliance with all applicable Legal Requirements (as defined in the 2011 Consent Order);

WHEREAS, paragraphs 3 and 4 of the 2011 Consent Order required the Bank and SunTrust Mortgage, among other things, to retain an independent consultant to conduct an independent review of certain residential mortgage loan foreclosure actions or proceedings for borrowers who had a pending or completed foreclosure on their primary residence any time from January 1, 2009 to December 31, 2010 for loans serviced by SunTrust Mortgage (the “In-Scope Borrower Population”), the purposes of which were set forth in paragraphs 3 and 4 of the 2011 Consent Order (the “Independent Foreclosure Review”);

WHEREAS, the 2011 Consent Order required SunTrust to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the applicable provisions of the 2011 Consent Order;

WHEREAS, SunTrust, the Bank, and SunTrust Mortgage have taken steps to comply with their obligations under paragraphs 1, 3, and 4 of the 2011 Consent Order;

WHEREAS, in the interest of providing the greatest benefit to borrowers potentially affected by the practices at SunTrust, the Bank, and SunTrust Mortgage addressed in the 2011 Consent Order in a more timely manner than would have occurred under the Independent Foreclosure Review, the Board of Governors and the Office of the Comptroller of the Currency (the “OCC”), within their respective jurisdictions, SunTrust, the Bank, SunTrust Mortgage, and several other financial institutions with mortgage loan servicing operations have agreed to amend their respective 2011 Consent Orders;

WHEREAS, SunTrust, the Bank, SunTrust Mortgage, and the Board of Governors intend the Bank's and SunTrust Mortgage's obligations under paragraphs 3 and 4 of the 2011 Consent Order to be replaced with the obligations specified in this amendment to the 2011 Consent Order (the “Amendment”), and ordered pursuant to section 8(b) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1818(b)), which include (i) making a cash payment in the amount specified herein to a Qualified Settlement Fund for distribution to the In-Scope Borrower Population in accordance with a distribution plan developed by the Board of Governors and the OCC in their discretion and (ii) taking other loss mitigation or other foreclosure prevention actions in the amount specified herein;

WHEREAS, the amount of any payments to borrowers made pursuant to this Amendment to the 2011 Consent Order does not in any manner reflect specific financial injury or harm that may have been suffered by borrowers receiving payments, except as expressly provided for in this Amendment to the 2011 Consent Order, nor do the payments constitute either an admission or a denial by SunTrust, the Bank, or SunTrust Mortgage of wrongdoing or a civil money penalty under section 8(i) of the FDI Act (12 U.S.C. § 1818(i));

WHEREAS, the boards of directors of SunTrust, the Bank, and SunTrust Mortgage have authorized William H. Rogers, Jr. and Jerome T. Lienhard to enter into this Amendment to the 2011 Consent Order on behalf of SunTrust, the Bank, and SunTrust Mortgage, respectively, and to consent to compliance by SunTrust, the Bank, and SunTrust Mortgage, and their institution- affiliated parties, as defined in sections 3(u) and 8(b)(3) of the FDI Act (12 U.S.C. §§ 1813(u) and 1818(b)(3)), with each and every applicable provision of the 2011 Consent Order as amended by this Amendment.

NOW, THEREFORE, IT IS HEREBY ORDERED pursuant to section 8(b) of the FDI Act (12 U.S.C. § 1818(b)) that the 2011 Consent Order is amended as follows:

1.     The recitations of the 2011 Consent Order are not amended.

2.     Paragraph 1 of the 2011 Consent Order is amended in the last clause only to read as follows: “taking steps to ensure that the Bank complies with the applicable provisions of this Order, as amended on February 28, 2013.”

3.     Paragraph 2 of the 2011 Consent Order is not amended.4. Except as otherwise provided in this paragraph 4, any obligations of the Bank or SunTrust Mortgage under paragraphs 3 and 4 of the 2011 Consent Order are hereby terminated, and paragraphs 3 and 4, including their accompanying heading, are stricken and replaced with the following:

“Payments to Borrowers
3. (a)     Within 15 days of the date of the amendment to this Order (the “Amendment”), SunTrust and the Bank (defined for purposes of paragraphs 3, 4, and 5 to include the Bank's direct and indirect subsidiaries, including SunTrust Mortgage) will make a cash payment that collectively totals $62,555,947 into a Qualified Settlement Fund (the “Fund”) from which payments will be made pursuant to a distribution plan developed by the Board of Governors and the Office of the Comptroller of the Currency (collectively, the “Regulators”) in their discretion to borrowers whose residential mortgage loan on their primary residence was serviced by the Bank and who were subject to a foreclosure action or proceeding that was pending or completed any time from January 1, 2009 to December 31, 2010 (the “In-Scope Borrower Population”);

(b)     Prior to SunTrust's and the Bank's cash payment into the Fund required under paragraph 3(a), SunTrust and the Bank, in coordination with the other financial institutions with mortgage loan servicing operations that also have agreed to amend their respective Orders (collectively the “Participating Servicers”), shall ensure that the Fund is established. The Fund shall be established and is intended to be treated at all times as a Qualified Settlement Fund within the meaning of Treas. Reg. § 1.468B-1 (26 C.F.R. § 1.468B-1).
Rust Consulting, Inc. (the “Paying Agent”) has been retained by the Participating Servicers for the purpose of distributing payments as directed by the Regulators from the Fund to the Participating Servicers' In-Scope Borrower Population and shall serve as the “administrator” at the direction of the Regulators within the meaning of Treas. Reg. § 1.468B-2(k)(3) (26 C.F.R. § 1.468B-2(k)(3)). The agreements pursuant to which the Participating Servicers retain the Paying Agent shall be subject to the Regulators' prior no objection, and the agreements shall not be amended or modified without obtaining a prior no objection from the Regulators. SunTrust and the Bank will be responsible for SunTrust's and the Bank's proportionate share, among the Participating Servicers, of all administrative costs related to the Fund and the Paying Agent. Neither SunTrust nor the Bank may use any funds from their payment into the Fund or interest accrued on amounts in the Fund for such costs.

(c)     Except as provided in paragraphs 3(f) through (h), SunTrust and the Bank shall promptly place the In-Scope Borrower Population into categories based upon loan file characteristics as determined by the Regulators (the “Borrower Waterfall”).

(d)     The Reserve Bank may direct that SunTrust's and the Bank's placement of the In-Scope Borrower Population into the Borrower Waterfall be reviewed independently by SunTrust's and/or the Bank's internal audit or compliance function. Upon verification by the Reserve Bank, the Reserve Bank will instruct SunTrust and the Bank to provide the Paying Agent with SunTrust's and the Bank's placement of the In-Scope Borrower Population within the Borrower Waterfall, and at that time SunTrust's and the Bank's placement of the In-Scope Borrower Population within the Borrower Waterfall shall be deemed final.

(e)     The Regulators will determine the specific payment amounts applicable to each category of borrower within the Borrower Waterfall in their sole discretion (the “Distribution Plan”) and will direct the Paying Agent to distribute payments from the Fund to the In-Scope Borrower Population in accordance with the Distribution Plan established by the Regulators.

(f)     Notwithstanding paragraphs 3(d) and (e), with respect to borrowers in the In-Scope Borrower Population who may have been entitled to protection under Section 521 or Section 533 of the Servicemembers' Civil Relief Act, (the “SCRA”), 50 U.S.C. App. §§ 521 or 533, and borrowers who may not have been in default during the foreclosure process, SunTrust and the Bank shall either: (i) place the borrower into the applicable category within Borrower Waterfall, which will result in the borrower automatically receiving payments made from the Fund in accordance with the Distribution Plan for such category; or (ii) instruct the independent consultant (the “IC”) that SunTrust and the Bank retained to conduct an independent review of residential mortgage loan foreclosure actions or proceedings for the In-Scope Borrower Population (the “Independent Foreclosure Review”) to complete file reviews for such borrowers to determine financial injury related to Sections 521 or 533 or to not being in default. For files reviewed under (ii), the borrower will receive payments from the Fund in amounts specified in the June 21, 2012 Financial Remediation Framework where the IC makes a determination of “harm.” For files reviewed under (ii) where the IC makes a determination of “no harm,” SunTrust and the Bank will place the borrower into the next highest Borrower Waterfall category for which such borrower is eligible, which will result in the borrower receiving payment from the Fund in accordance with the Distribution Plan for such category.

(g)     Notwithstanding paragraphs 3(d) and (e), with respect to borrowers in the In-Scope Borrower Population who may have been subject to interest rate protections under Section 527 of the SCRA, 50 U.S.C. App. § 527, as part of the Borrower Waterfall placement, SunTrust and the Bank shall either: (i) place the borrower into the highest category within the Borrower Waterfall for which the borrower is eligible, which will result in the borrower automatically receiving payments from the Fund in accordance with the Distribution Plan for such category; or (ii) instruct the IC to complete file reviews for such borrowers to determine financial injury related to Section 527. For files reviewed under (ii), the borrower will receive payments from the Fund for the actual amount in error, in an amount not less than $250, where the IC makes a determination of “harm.” For files reviewed under (ii) where the IC makes a determination of “no harm,” SunTrust and the Bank will place the borrower into the next highest Borrower Waterfall category for which such borrower is eligible, which will result in the borrower receiving payment from the Fund in accordance with the Distribution Plan for such category.

(h)     If SunTrust and the Bank elect to have the IC continue file review work as described in paragraphs 3(f) or (g), the IC review work for such files must be completed prior to the verification specified in paragraph 3(d). If the IC review work is not completed by such time, the Board of Governors may direct payments from the Fund to such borrowers in accordance with the Distribution Plan for the highest category for which such borrower is eligible.

(i)     Within three days of the effective date of the Amendment to this Order, SunTrust and the Bank shall confirm that their IC has provided the Reserve Bank with the most recent data report(s) previously provided by the IC to SunTrust's and/or the Bank's board(s) or appropriate board committee(s). Within three days of the effective date of the Amendment to this Order, SunTrust and the Bank shall confirm that their IC has completed and provided to the Board of Governors the additional reporting specified by the Board of Governors with information as of December 31, 2012. SunTrust and the Bank shall also take all reasonable steps to cause their IC to provide any existing information, as requested by the Reserve Bank, to assist the Reserve Bank and the Board of Governors in their analysis and public reporting of Independent Foreclosure Review related activities.

(j)     Consistent with existing examination authority, the Reserve Bank maintains the right to obtain and access all existing material, information, records and/or files used or generated by SunTrust, the Bank, and/or their IC (including independent counsel to the IC) in connection with the Independent Foreclosure Review and implementation of the Amendment to this Order.

Foreclosure Prevention

4. (a)     By no later than January 7, 2015, SunTrust and the Bank shall collectively provide loss mitigation or other foreclosure prevention actions (“Foreclosure Prevention”) that collectively totals $100,089,515.

(b)     SunTrust's and the Bank's Foreclosure Prevention actions must be in addition to any future consumer relief obligations required of SunTrust in any agreement and/or settlement it enters into with Department of Justice (“DOJ”)/Housing and Urban Development (“HUD”) to address claims similar to those addressed in the DOJ/HUD National Mortgage Settlement (Consent Judgment entered April 4, 2012) (the “NMS”).

(c)     Well structured loss mitigation actions should focus on foreclosure prevention, which should typically result in benefiting the borrower. While SunTrust and the Bank's actions may be affected by existing investor requirements, SunTrust and the Bank's foreclosure prevention actions should reflect the following guiding principles:

(i)     preference should be given to activities designed to keep the borrower in the home;

(ii)     foreclosure prevention actions should emphasize affordable, sustainable, and meaningful home preservation actions for qualified borrowers;

(iii)     foreclosure prevention actions should otherwise provide significant and meaningful relief or assistance to qualified borrowers; and

(iv)     foreclosure prevention actions should not disfavor a specific geography within or among states, nor disfavor low and moderate income borrowers, and not discriminate against any protected class of borrowers.
(d)     SunTrust and the Bank shall receive credit using the types of creditable activity set forth in the NMS for the following Foreclosure Prevention actions set forth in the NMS:

(i)     first lien modifications;
(ii)     second lien modifications; and
(iii)     short sales/deeds-in-lieu of foreclosure.

(e)     For purposes of paragraph 4(d), crediting will be based on the unpaid principal balance of the loan and there are no maximum or minimum restrictions on the amount of any particular activity that is creditable.

(f)    SunTrust and the Bank may also receive credit for other Foreclosure Prevention actions, subject to no objection from the Reserve Bank (including as to participation and conditions governing such participation), including:

(i)	interest rate modifications;
(ii)     deficiency waivers (measured by the amount of deficiency judgment credited at $.10 for every dollar);
(iii)     other Foreclosure Prevention activities (measured by amounts incurred as owing to investors for such activities and including credit on SunTrust's, the Bank's, or their affiliates' loans held-for-investment calculated using the note rate methodology as used by the Government-Sponsored Enterprises);
(iv)     additional Foreclosure Prevention actions that are not expressly specified in this paragraph 4;
(v)     the provision of additional cash payments to the Fund (measured as $7 to $10 of credit for each $1 cash commitment); and
(vi)     the provision of cash or other resource commitments to borrower counseling or education (measured as $7 to $10 of credit for each $1 cash commitment).

(g)     To the extent practicable and without prejudice to overall portfolio management, SunTrust and the Bank will attempt to prioritize their Foreclosure Prevention actions for the benefit of the In-Scope Borrower Population. However, all Foreclosure Prevention actions benefiting borrowers in the portfolio of SunTrust or its subsidiaries or affiliates, whether or not in the In-Scope Borrower Population and whether held-for-investment or serviced-for-others, shall be eligible for credit towards SunTrust's and the Bank's Foreclosure Prevention actions; provided, the creditable activity occurs on or after January 7, 2013.

(h)     By May 15, 2013, SunTrust and the Bank shall submit to the Reserve Bank a report, in a form and manner acceptable to the Reserve Bank, that details the Foreclosure Prevention actions taken by SunTrust and the Bank through April 30, 2013 to fulfill their obligations under this paragraph 4 and the amount of credit sought toward fulfilling those obligations. Thereafter, SunTrust and the Bank shall submit such report every 45 days. Nothing in this paragraph 4(h) shall require SunTrust and the Bank to report Foreclosure Prevention actions taken during a particular prior period for which SunTrust and the Bank may in the future seek credit or prohibit SunTrust and the Bank from seeking credit for the Foreclosure Prevention actions taken by SunTrust and the Bank during a later reporting period. Additionally, SunTrust and the Bank shall document their efforts to prioritize the In-Scope Borrower Population when considering creditable Foreclosure Prevention actions.”
5.     Paragraph 5 of the 2011 Consent Order is amended in the first clause of the first sentence only to read as follows: “Within 60 days of the date of the Amendment to this Order,”.
6.     Paragraphs 6 through 18 of the order are not amended.
7.     Paragraph 19(a) of the 2011 Consent Order is stricken and replaced with the following:

“19.     (a)     SunTrust, the Bank, and SunTrust Mortgage, as applicable, shall submit written plans that are acceptable to the Reserve Bank and reports to the Reserve Bank within the applicable time periods set forth in paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, and 18 of this Order. An independent consultant acceptable to the Reserve Bank shall be retained by the Bank and SunTrust Mortgage within the applicable period set forth in paragraph 13 of this Order.”

8. Paragraph 19(b) through 26 of the 2011 Consent Order are not amended.

9. Paragraph 27 of the 2011 Consent Order is stricken and replaced with the following:

“27.     Except as otherwise provided in this paragraph 27, the Board of Governors hereby agrees to not initiate any further enforcement actions, including for civil money penalties, against SunTrust, the Bank, SunTrust Mortgage, and their affiliates, successors and assigns, with respect to (a) the conduct described in the WHEREAS clauses of this Order, (b) the matters addressed in paragraphs 3 through 4 of this Order, including matters relating to the work or findings of the IC or independent legal counsel to the IC, and (c) any other past mortgage servicing and foreclosure-related practices that are addressed by this Order. The preceding release and discharge in paragraph 27(c) applies only with respect to borrowers in the In-Scope Borrower Population. The foregoing release and discharge shall not preclude or affect (i) any right of the Board of Governors (A) to assess a civil money penalty against SunTrust, the Bank, and SunTrust Mortgage for the conduct addressed in the Order and to determine and ensure compliance with any such penalty action or (B) to determine and ensure compliance with this Order, as amended herein, or (ii) any proceedings brought by the Board of Governors to enforce the terms of the Order, as amended herein.”

10.     Paragraph 28 of the 2011 Consent Order is renumbered paragraph 29 and is otherwise not amended.

11.     The following is inserted before paragraph 29 of the 2011 Consent Order as paragraph 29 of the 2011 Consent Order:

“28.     In no event shall SunTrust, the Bank, or SunTrust Mortgage request or require any borrower to execute a waiver of any claims against SunTrust, the Bank, or SunTrust Mortgage (including any agent of SunTrust, the Bank, or SunTrust Mortgage) in connection with any payment or Foreclosure Prevention assistance provided pursuant to paragraphs 3 or 4 of this Order. However, nothing herein shall operate to bar SunTrust, the Bank, or SunTrust Mortgage from asserting in the future in any separate litigation, or as part of a settlement related to SunTrust's, the Bank's, or SunTrust Mortgage's foreclosure and servicing practices, any right that may exist under applicable law to offset the amounts received by a borrower through the distribution process set forth above. Nothing herein shall operate to amend or modify in any respect any preexisting settlement between SunTrust, the Bank, SunTrust Mortgage, or any of their affiliates and a borrower in the In-Scope Borrower Population.”

By Order of the Board of Governors effective this 28th day of February, 2013.

SUNTRUST BANKS INC.	BOARD OF GOVERNORS OF THE
FEDERAL RESERVE SYSTEM

By: /s/ William H. Rogers, Jr.            By: /s/ Robert deV. Frierson
William H. Rogers, Jr.             Robert deV. Frierson
Chairman and Chief Executive Officer     Secretary of the Board

SUNTRUST BANK

By: /s/ William H. Rogers, Jr.
William H. Rogers, Jr.
Chairman and Chief Executive Officer

SUNTRUST MORTGAGE, INC.

By: /s/ Jerome T. Lienhard
Jerome T. Lienhard
President

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